EXHIBIT 2.1

STATE OF SOUTH DAKOTA	§

COUNTY OF HAAKON	§
COUNTY OF MEADE	§
COUNTY OF PENNINGTON	§

Option to Acquire Oil & Gas Leases

This Option to Acquire Oil & Gas Leases (this “Agreement”) is entered into effective as of April 14, 2015, by and between Empire Petroleum Corporation, a Delaware corporation (“Empire”), and Dennis Anderson (“Dennis”), Lazy BS, LLP, a South Dakota limited liability partnership (“LBSP”), Boot Jack Partnership, a South Dakota general partnership (“BJP”), Stan Anderson (“Stan”), Bart Cheney (“Bart”), Scot Eisenbraun (“Scot”), Jem Kjerstad (“Jem”), Kem Kjerstad (“Kem”), Kent Kjerstad (“Kent”) and Kevin Kjerstad (“Kevin”).  Dennis, Stan, LBSP, BJP, Bart, Scot, Jem, Kem, Kent and Kevin are sometimes collectively referred to herein as the “BHPP Group” and individually as a “BHPP Group Member.”

Whereas, the parties desire to create an area of mutual interest with respect the area located with the blue outline on Exhibit A* attached hereto (the “AMI”);

Whereas, Empire desires to secure from each BHPP Group Member an option to obtain one or more oil and gas leases with respect to any mineral interests owned by such BHPP Group Member within the AMI (the “Option Lands”), and Empire may determine to enter into such lease(s) after completion of a Geological & Geophysical (G&G) evaluation by Empire;

Whereas, upon completion of the G&G evaluation by Empire, Empire may also desire for the BHPP Group to assist Empire in obtaining one or more oil and gas leases from third parties with respect to any mineral interests owned by such third parties within the AMI (the “White Acreage”); and

Whereas, the parties hereto desire to enter into this Agreement to set forth the terms and conditions relating to the grant of the option and the cooperation in the AMI as described in the preceding paragraphs.

Now, Therefore, in consideration of the mutual covenants and agreements of the parties herein contained, the parties agree as follows:

1.  Initial Consideration

In consideration of the grant of options (each, an “Initial Stock Option” and, collectively, the “Initial Stock Options”) to the BHPP Group to acquire an aggregate of 1,000,000 shares of Empire’s common stock, par value $0.001 per share (the “Common Stock”), at $0.25 per share for a period of two years from the date hereof, each BHPP Group Member hereby grants and conveys to Empire, its successors and assigns, the sole and exclusive option (the “Lease Option”) to acquire one or more oil and gas leases pertaining to the Option Lands using the oil and gas lease agreement substantially in the form attached hereto as Exhibit B* (the “Lease”).  The Initial Stock Options shall be granted using the stock option agreement substantially in the form attached hereto as Exhibit C* (the “Stock Option Agreement”) and shall be issued as directed by the BHPP Group in writing.

* Omitted. The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon its request.

2. Lease Option Term

The Lease Option is hereby granted for a period of two years, commencing with the effective date hereof and ending at midnight on April 14, 2017 (the “Lease Option Term”).

3.  Seismic Operations

During the Lease Option Term and for so long as any Lease remains in effect, Empire shall have the right to conduct seismic operations over the Option Lands as well as any surface owned by the BHPP Group within the AMI.  In connection with any such seismic operations, Empire agrees to use commercially reasonable efforts not to cut, damage or destroy any merchantable crops on the Option Lands and, in the event any merchantable crops of a BHPP Group Member are so damaged, Empire shall promptly pay to such BHPP Group Member the market value of such crops less (a) the salvage value (if any) of such crops and (b) an estimate of the costs that would have been incurred by such a BHPP Group Member in connection with harvesting such crops.

4.  Lease Exercise

In the event Empire desires to exercise the Lease Option one or more times with respect to any or all of the Option Lands, Empire shall notify the BHPP Group during the Lease Option Term.  Such notice shall contain (a) a statement that Empire is exercising the Lease Option, (b) a legal description of the Option Lands to be leased in connection with such exercise and (c) the appropriate Lease bonus payment calculated in accordance with Section 6 below along with (d) the applicable Lease to be executed by the appropriate parties.  The effective date of the Lease(s) will be, at Empire’s option, any date (inclusive) between the effective date of this Agreement and the expiration date hereof.  The Lease(s) executed hereunder shall cover Option Lands selected by Empire in its sole discretion; provided, however, that with respect to each BHPP Group Member leasing hereunder, the selected lands for a Lease in a given section must comprise all of the mineral acres owned by the such BHPP Group Member in that particular section.  Additionally, in connection with acquiring any Lease(s) hereunder, Empire shall, and shall cause its leasing agents to, use commercially reasonable efforts to assist the BHPP Group in indentifying and reclaiming any abandoned mineral rights to which the BHPP Group are entitled to reclaim pursuant to the South Dakota Dormant Mineral Act.

5.  Forced Integration or Pooling

Notwithstanding the above, in the event that any Option Lands should become subject to a regulatory hearing before the State of South Dakota which involves the forced integration or pooling of any portion of the Option Lands, the BHPP Group shall, within five days of being notified of such action, give Empire written notice of such hearing. Within fifteen days of receiving notice from the BHPP Group, or five days prior to the regulatory hearing date (provided Empire has received written notice from BHPP), whichever occurs first, Empire must make an election to either (a) exercise the Option Lands which are subject to the regulatory hearing for inclusion in a Lease and promptly obtain a Lease from the BHPP Group or (b) Empire shall release the Option Lands subject to the regulatory hearing from this Agreement, in which case Empire shall have no further Lease Option in the acreage so released.

6. Lease Bonus, Term and Royalty

In connection with any exercise of the Lease Option hereunder, the Lease bonus payment with respect to such exercise shall be $10.00 per each net mineral acre owned by the applicable BHPP Group Members in the Option Lands to be subject to the Lease in connection with the exercise, payable by check, accompanying the option notification.  The primary term for the Lease(s) will be five years.  The lessor’s royalty reserved in each Lease will be 15.00%.

7.  Data Disclosure by the BHPP Group

The BHPP Group agrees to make available to Empire all technical and land information within the AMI in its possession unless the BHPP Group is prohibited from giving out such information by the existence of a license or confidentiality agreement.  All data provided by the BHPP Group pursuant to this Agreement shall not be disclosed to the public in a general manner by Empire, except as may be required by law without the BHPP Group’s written consent.  Such data may, however, be disclosed without prior approval by the BHPP Group to entities involved in Empire’s normal course of business, which includes consultants whose professional advice is necessary to interpret such data or to prospective purchasers of mineral fee title, oil and gas leases, or production from leased premises and partners in the exploration project.  The BHPP Group makes no representation or warranty, express, implied, statutory or otherwise, with respect to the accuracy or completeness of any information, records or data, factual, interpretive or otherwise furnished or made available by the BHPP Group to Empire under the provision of, or in connection with this Agreement and any use of such information, records and data by Empire for any purpose whatsoever shall be at Empire’s sole risk.  If at any time Empire determines not to continue leasing or developing the AMI, Empire shall deliver to the BHPP Group all G&G work relating to the AMI in Empire’s possession, unless the Empire is prohibited from giving out such information by the existence of a license or confidentiality agreement

8.  White Acreage

Empire shall consult with the BHPP Group from time to time with respect to White Acreage areas that Empire desires to lease from third parties pursuant to an oil and gas lease substantially in the form attached hereto as Exhibit B (each, a “White Acreage Lease”).  Upon the execution of a White Acreage Lease during the Lease Option Term, Empire shall grant to the BHPP Group a Stock Option to acquire Common Stock at $0.25 per share for a period of two years from the date of execution of such White Acreage Lease covering one share of Common Stock for each net mineral acre delivered under such White Acreage Lease (each, a “White Acreage Stock Option” and, collectively, the “White Acreage Stock Options”).  Any such White Acreage Stock Options shall be issued to one or more of the BHPP Group Members covering such number of shares of Common Stock as directed in writing by the BHPP Group.  The White Acreage Stock Options shall be granted using the stock option agreement substantially in the form attached hereto as Exhibit C.

9.  Notices

Any notices required or desired shall be in writing and delivered personally or by messenger or sent by U.S. certified mail, return receipt requested, postage prepaid, or sent via facsimile or e-mail transmission, and shall be sent to the respective addressee at the respective address or facsimile number or e-mail address set forth below or to such other address or facsimile number or e-mail address as the parties may specify in writing.

Empire Petroleum Corporation 165 S. Union Blvd. Union Tower, Suite 360 Lakewood, CO 80228 Fax: (303) 647-4635	BHPP Group Members See addresses on Exhibit D*
Notices shall be deemed effective upon the earlier of receipt when delivered, or, if mailed, upon return receipt, or, if sent via facsimile or e-mail, upon confirmed facsimile or e-mail transmission to the designated fax number or e-mail address of said addressee.

10. Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter herein and supersedes all prior negotiations and representations.  This Agreement may not be modified except in writing signed by the parties.

11. Assignability

This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors, and assigns; provided, however that neither this Agreement nor the obligations hereunder may be transferred or assigned by Empire, on the one hand, or the BHPP Group, on the other hand, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

12. Mandatory Arbitration of Disputes

All controversies and disputes of any kind arising out of or relating in any manner to this Agreement that cannot be settled by discussions among the disputing parties within 30 days after the initial written notification thereof, shall be finally settled by confidential arbitration proceedings. Without limiting the foregoing, this Section 12 specifically applies to the construction, performance or alleged breach of this Agreement, including the issue of whether any controversy or dispute is subject to arbitration.  Such arbitration shall be conducted in Pennington County, South Dakota, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association, as such rules may be amended from time to time, and judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof.  The arbitration award shall be in writing and shall specify the factual and legal bases for the award.  Each party hereto understands and agrees that (a) arbitration is final and binding on the parties, (b) the parties are waiving their rights to seek remedies in court, including the right to jury trial, (c) pre-arbitration discovery is generally more limited than and different from court proceedings, (d) any party’s right to appeal or to seek modification of rulings in the arbitration is strictly limited, and (e) the subject matter of this Agreement involves interstate commerce and any dispute regarding the enforcement of this Section 12, including any motion to compel arbitration or any defense to the arbitrability of this Section 12, shall be interpreted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., notwithstanding the governing law provision of this Agreement. In the event any dispute or controversy is resolved by arbitration, the nonprevailing party in such arbitration shall reimburse the prevailing party for the prevailing party’s reasonable attorneys’ fees, witness fees, court costs and all other costs in connection with such arbitration.  A party shall be deemed to have been a prevailing party for purposes of this Section 12 only if such party improved such party’s position from the parties’ written offers of settlement, if any, prior to the arbitration award.  As an example of the foregoing, if, prior to the final award in the arbitration, a party had offered in writing to settle a dispute by paying an amount and if the counterparty failed to accept such offer and thereafter obtained an award for less than the offered amount, then the offering party (and not the counterparty) shall be deemed to have been a prevailing party for purposes of this Section 12. Notwithstanding the foregoing, (y) nothing contained in this Agreement shall limit or restrict in any way the right or power of a party at any time to commence and prosecute a proceeding for a preliminary or temporary injunction or other temporary order pending arbitration under this Agreement, and (z) any matter that is within the jurisdiction of a probate or bankruptcy court shall be excluded from the provisions of this Section 12.

13.  Authority to Execute

Each party to this Agreement, and each individual signing on behalf of each party, hereby represents and warrants to the other that it has full power and authority to enter into this Agreement and that its execution, delivery, and performance of this Agreement has been fully authorized and approved, and that no further corporate approvals or consents are required to bind such party.

14.  Exhibits

All exhibits referred to herein are deemed to be incorporated in this Agreement in their entirety.

15.  No Warranty of Title

The rights herein granted to Empire are limited to those owned by the BHPP Group, which makes no representation or warranty as to its ownership rights in the Option Lands, and the BHPP Group shall have no liability to Empire in such regard.

16.  No Waiver

Failure of either party to insist upon the strict performance of any of the terms and conditions hereof, or failure to exercise any rights or remedies provided herein or by law, or to notify the other party in the event of breach, will not release the other party of any of its obligations under this Agreement, nor will any proposed oral modification or rescission of this Agreement by either party operate as a waiver of any of the terms hereof. No waiver by either party of any breach, default, or violation of any term, warranty, representation, agreement, covenant, right, condition, or provision hereof will constitute waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, right, condition, or provision.

17.  Recordation

This Agreement shall not be recorded in any public records.  On request, each BHPP Group Member will execute a Memorandum of OGL Agreement in a form suitable for recording.

18.  Governing Law

The validity, construction, and performance of this Agreement will be governed by and construed in accordance with the laws of the States of South Dakota, without regard to its conflict of laws and rules.

[Signatures on Next Page]

Executed and Effective as of the date first above written.

The BHPP Group	Empire Petroleum Corporation

/s/ Dennis Anderson	By: /s/ J. C. Whorton, Jr.
Dennis Anderson	J. C. Whorton, Jr.
Chief Executive Officer

Lazy BS, LLP

By:  /s/ Dennis Anderson
Name:  Dennis Anderson
Title:    Partner

Boot Jack Partnership

By:  /s/ Scot Eisenbraun
Name:  Scot Eisenbraun
Title:    Partner

/s/ Stan Anderson
Stan Anderson

/s/ Bart Cheney
Bart Cheney

/s/ Scot Eisenbraun
Scot Eisenbraun

/s/ Jem Kjerstad
Jem Kjerstad

/s/ Kem Kjerstad
Kem Kjerstad

/s/ Kent Kjerstad
Kent Kjerstad

/s/ Kevin Kjerstad
Kevin Kjerstad

STATE OF COLORADO COUNTY OF JEFFERSON	}	ss

On this 28th day of April, 2015, before me personally appeared J. C. Whorton, Jr., to me known to be the Chief Executive Officer of Empire Petroleum Corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Amanda Wynn
Notary Public in and for the State of Colorado
My appointment expires: 4/16/16

STATE OF NEBRASKA COUNTY OF SARPY	}	ss

On this 15th day of April, 2015, before me personally appeared Dennis Anderson who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Dustan Hellbusch
Notary Public in and for the State of Nebraska
My appointment expires: Sept. 25 2018

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this _______ day of ________________, 2015, before me personally appeared _____________, to me known to be the _____________ of Lazy BS, LLP, the limited liability partnership that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability partnership, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

_______________________________________________
Notary Public in and for the State of South Dakota
My appointment expires: __________________________

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 15th day of April, 2015, before me personally appeared Scot Eisenbraun, to me known to be a Partner of Boot Jack Partnership, the partnership that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 9th day of April, 2015, before me personally appeared Stan Anderson who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Carolynn Anderson
Notary Public in and for the State of South Dakota
My appointment expires: July 20, 2019

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 15th day of April, 2015, before me personally appeared Bart Cheney who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 15th day of April, 2015, before me personally appeared Scot Eisenbraun who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 16th day of April, 2015, before me personally appeared Jem Kjerstad who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 17th day of April, 2015, before me personally appeared Kem Kjerstad who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Steele Bendigo
Notary Public in and for the State of South Dakota
My appointment expires: January 14, 2021

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 16th day of April, 2015, before me personally appeared Kent Kjerstad who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16

STATE OF SOUTH DAKOTA COUNTY OF PENNINGTON	}	ss

On this 16th day of April, 2015, before me personally appeared Kevin Kjerstad who executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of him, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Donna Leown
Notary Public in and for the State of South Dakota
My appointment expires: 8-25-16